Exhibit 99.1

STAAR Surgical Continues Year-Over-Year Revenue Growth During Second Quarter of 2010

Second Quarter TotalRevenue Increases3.7%; 8% Increase Year to Date
Core Product Revenue Grows 7% in Quarter; 11% Increase Year to Date
nanoFLEX™ Revenue Grows 15%
Approximately $1.0 Million in Sales Anticipated in Q2Moves Forward to Q3
Gross Margin of63.6%
Cash Generated From Operationsfor the QuarterBefore Settlement Payment
Response to FDA on Visian® Toric ICL Submission Filed

MONROVIA, CA, August 3, 2010 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reportedresults for the second quarter ended July 2, 2010.  Revenue for the period grew 3.7% to $13.6 million with the revenue fromcore products, IOLs and ICLs, increasing by 7%.  For the first half of 2010 core product revenues increased by 11% reflecting market share gains by STAAR.  In addition STAAR generated cash from operating activities after excluding the effect of a legal settlement payment in the quarter, and concluded the quarter with a much stronger balance sheet.  The Company ended the quarter with $8.1 million in cash and restricted cash, andthe Company is essentially debt free except for an ongoing line of credit in Japan.  The Company also accrued two one-time non-cash charges for the quarter totaling approximately $1million: one for an executive severance expense and the secondfor the early extinguishment of the debt on the Broadwood note.

“While our year to date core product revenue continues to reflect double-digit growth over prior year,two factors impacted our second quarter growth,” said Barry G. Caldwell, President and CEO.  “First, in Korea, our distribution partner has formed a new legal entity to focus exclusively on marketing the Visian product line.    They were not prepared to receive an order for 1,000 Visian ICLs that had been manufactured for them.  This order has now shipped and the revenue has been recorded in the third quarter.  The second factor was an increase beyond expected demand for certain pre-loaded silicone IOL models.  We finished the quarter with about 4,000 IOLs on backorder.  We currently expect to achieve double digit core product line growth in the third quarter and for the full year,” Mr. Caldwell added.

“We continued to make progress during the quarter on our plan to generate increased shareholder value,” continued Mr. Caldwell.  “We accomplished several key objectives toward this end including:

•
Repaying the $5.0 million Broadwood promissory note early and retiring 1.7 million of preferred shares at a cost of $4 per share.  We also paid the $4.0 million litigation settlement obligation.  These payments represented a total cash outlay of over$16 million, including interest and expense, during the quarter. Interest in the second half of the year is expected to be reduced by approximately $530,000 as the quarterly expense charge should be approximately $50,000 during the second six month period.

•
Initiating our new “go to market” organizational structure designed to provide more focus on key market growth in three regional areas.  We are starting to see the benefits and anticipate enhanced results as we expand our leadership team and focus.

•
In the U.S. we implemented a planned increase in personnel to accelerate revenue growth.  As of today, we have added five new direct sales representatives selling core products and two new marketing associates focusing on the professional and consumer market segments for the Visian ICL products.

•
Gainingapproval for an expanded Visian ICL product offering in European markets, which effectively doubles the available market opportunity there.  Launch of the approved products is on track for September.  Our sales team and distributors were trained on the product last month.

•	The response to the FDA on the Company’s submission for approval of the Visian Toric ICL has been submitted and the Company expects to have a face-to-face meeting with FDA in the coming weeks.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•
Second quarter 2010 global Visian ICL sales increased 9% to $5.9 million from $5.4 million for the second quarter of 2009.  Total unit volume increased6% during the quarter and average selling pricesincreased by 2% as a result of an increase in Visian Toric ICL sales.

•
The Visian Toric ICL, which is available in 45 markets, accounted for 44% of ICL sales in those markets during the quarter as compared to 34% for the second quarter of 2009.  Visian Toric sales in those markets increased by 48% during the quarter.

•
In Korea,revenues for the Visian ICL products decreased 28% during thesecond quarter of 2010 as compared to the prior year second quarter due to shipments that were delayed into Q3 concurrent with the opening of a new ICL distribution center.  Korea is one of the few markets where STAAR’s distributors carry inventory.  Their shipments to customers for implantation increased by 34% during the quarter.

•	In the U.S.,which is still the largest refractive surgery market, Visian ICL sales decreased 6% due to continued negative trends in the overall growth rate of refractive procedures.
•	Other key markets continued to demonstrate strong growth as they did during the first quarter including:
o	In China,which is the fourth largest ICL market and second largest refractive surgery market,revenues grew by123% compared to the second quarter of 2009 and 98% during the first half of the year.
o	India recorded a77% ICL growth rate during the second quarter and was the product line’s fifth largest market during the period.Sales there for the first half of the year increased by 44%.
•
There is also a group of markets emerging whichcreate an opportunity for expanded growth this year.  These markets demonstrated good growth during the quarter and have increased athigher thandouble-digit rates for the first half of the year.  For the quarter: Spain increased 30%, the Middle East increased 62%, Singapore 182%, France 39% and the United Kingdom 136%.

•
In Japan the Company has gotten off to a slower-than-expected start due to the current requirements for proctoring of new physicians.  Revisions to the process are anticipated to allow for a quicker and easier training cycle.

•
As noted above, during the quarter the Company received approval to sell an expanded range of Visian ICL products, which more than doubles the current Visian-addressable market in Europe.  Included in the CE Mark approval was the STAAR Hyperopic Toric ICL, which is designed for patients with both hyperopia and astigmatism.

Recent Intraocular Lens (IOL) Highlights

•
Second quarter 2010 global IOL sales increased to $7.0 million a 5% increase from the second quarter of 2009 due to increasedaverage selling prices.As previously noted, the quarter ended with 4,000 IOLs in backorder.

•	Global nanoFLEX™ IOL sales increased 15%. Preloaded IOL sales increased by 12% driven by the launch of the KS-X Hydrophobic Acrylic Preloaded IOL to expand market presence.
•	France again led in IOL market increases for the Company during the second quarter. Sales in France increased more than fourfold during the quarter.
•	Overall IOL sales in Europe increased by about 35% for the quarter and about 80% for the first half of the year.
•	Despite continued pricing pressures in Japan,IOL sales grew 8.5% over the second quarter of 2009.
•
In the U.S., overall IOL sales declined by 7% due to decreased sales of lower priced silicone IOLs.  This decline was offset somewhat by an11% increase in average selling pricedriven by a 17% increase in nanoFLEX™ IOL sales.  This change in product mix helped to increase gross margins in the U.S. by 350 basis points.

•	The second submission of the clinical protocol for the CAST II study was submitted to the FDA over 60 days ago and the Company awaits a pending response from FDA.

Second Quarter Financial Highlights

•
Total net revenuein the second quarter of 2010 grew 3.7% to $13.6 millionfrom $13.2 million in the second quarter of 2009.  Total Visian ICL revenue was $5.9 million, up 9% from $5.4 million during the second quarter of 2009.  Total intraocular lens (IOL) sales were $7.0 million, up 5% from $6.7 million during the second quarter of 2009.  Foreign currency changes favorably impacted total sales by $258,000.

•
Gross margin increased to 63.6% of revenue from 61% of revenue in the second quarter of 2009.  A significant portion of the year over year increaseis due to a decrease in royalty expense resulting from the 2009 expiration of a patent licensed to STAAR.   Royalty expense in Q2 2009 was $203,000.  In addition, gross margins were favorably impacted by higher IOL and ICL average selling prices and improved mix of higher margin products.

•	Total selling, general, and administrative expenses (including research and development (R&D)) were $9.5 million, an increase of 5.5% or $490,000 over the second quarter 2009 total of $9.0 million.
•
General and administrative (G&A) expenses decreased by 14.5% over the second quarter of 2009.    The decrease was mainly due to lower legal expenses.  In addition, sales and marketing expenses were up 10.9% over the second quarter of 2009 due to the timing of trade show expenses and the expansion of the U.S. sales team to foster higher growth in the later part of 2010 and 2011.  R&D expenses declined by about 4.5% due to decreased salaries anddecreased patent legal expense.

•
Other operating expense reflects the $700,000 charge for executive severance costs recorded in connection with the non-renewal of an executive employment agreement. These costs are expected to be paid out over 15 months beginning September 2010.

•
Other expenses, net, were $920,000 compared with $74,000 in Q2 2009.  The increaseis due primarily to exchange losses recorded during the quarter due to a weakened Euro, but also due to the approximate $267,000 write-off of the remaining unamortized note discount as a result of the early Broadwood note repayment, and a decrease in royalty income.

•
For the quarter ended July 2, 2010, loss from continuing operations and net loss was $1.6 million or $0.05 per share.  For the quarter ended July 3, 2009, loss from continuing operations was $1.4 million, or $0.04per share, income from discontinued operations was $281,000 or $0.01 per share, and the net loss was $1.1 million or $0.03 per share.

•
Cash and cash equivalents and restricted cash totaled $8,032,000 compared with $13,726,000 as of January 1, 2010 and $23,806,000 as of April 2, 2010.  Net cash used in operating activities during the three months ended July 2, 2010 was $3,698,000 and included the $4.0 million in cash used, as anticipated, to pay the lawsuit settlement.  Net cash provided by investing activities was $7.0 million, and included the release of the $7.3 million bond posted for litigation.  Net cash used in financing activities was $11.9 million resulting primarily from the $5.0 million early repayment of the Broadwood note, originally due in December 2010, and the $6.8 million redemption of the Canon preferred shares.

Six Month Results

•
Total net sales in the first six months of 2010 grew 8% to $27.4 millionfrom $25.3 million in the first six months of 2009.  Total Visian ICL sales were $11.7 million, up 14% from $10.3 million reported for the first six months of 2009.  Total IOL sales were $13.9 million, up 8% from $12.9 million reported during the first six months of 2009.  Foreign currency changes favorably impacted total sales by $487,000.

•
Gross margin increased to 64% of revenue from 62% of revenue for the first six months of 2009.   A significant portion of the year over year increaseis due to a decrease in royalty expense resulting from the 2009 expiration of a patent licensed to STAAR.   Royalty expense in the first six months of 2009 was $427,000.  In addition, gross margins were favorably impacted by higher IOL and ICL average selling prices and improved mix of higher margin products.

•	Total selling, general, and administrative (including research and development (R&D)) expenses were $18.2 million, a 1.5% decrease over the first six months 2009 total of $18.5 million.

•	General and administrative (G&A) expenses decreased by 17.8% over the first six months of 2009. The decrease is due to decreased legal, insurance, and headcount costs.
•
In addition, sales and marketing expenses were up 5.5% over the first six months of 2009 due to the timing of trade show expenses and the expansion of the U.S. sales team to foster higher growth in the later part of 2010 and 2011.  R&D expense of $2.9 million was essentially flat year over year.

•	Other operating expense reflects the $700,000 charge for executive severance costs recorded in connection with the non-renewal of an executive employment agreement.
•
Other expenses, net, were $1,334,000 compared with $314,000 in first six months of 2009.  The increase is due primarily to exchange losses recorded during the year due to a weakened Euro, and also due to the approximate $267,000 write-off of the remaining unamortized note discount as a result of the early Broadwood note repayment, and a decrease in royalty income.

•
For the first six months ended July 2, 2010, loss from continuing operations was $2.3 million or $0.07 per share,income from discontinued operations was $4.2 million or $0.12 per share, and the net income was $1.9 million or $0.05 per share.  For the first six months ended July 3, 2009, loss from continuing operations was $3.6 million, or $0.12 per share, income from discontinued operations was $848,000 or $0.03 per share, and the net loss was $2.8 million or $0.09 per share.

These results reflect STAAR’s March 2, 2010 divestiture of its German distribution subsidiary, Domilens GmbH.  Operating results reported for the first half of 2010 and for the comparative prior year period are based on results from continuing operations and exclude any contribution from Domilens, which we have presented in all reported periods as discontinued operations in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call

The Company will host a conference call and webcast on Tuesday, August 3, 2010 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's first quarter results, and recent corporate developments. The dial-in number for the conference call is 866-225-8754 for domestic participants and 408-629-9692 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4330779#. To access the live webcast of the call, go to STAAR's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 180,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at: www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

The financial information presented in this press release for the quarter ended July 2, 2010 is preliminary and remains subject to review by STAAR’s independent registered public accountants.  Final financial information for the quarter, which STAAR will report in its Quarterly Report on Form 10-Q, may differ.

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings; revenue; sales; cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; objectives for Visian ICL market share, future purchases by distributors or customers, prospects for any product approval, including approval of the Visian Toric ICL in the U.S.; the outcome of plans to develop accommodating lenses or other products;  statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; the risk of unfavorable changes in currency exchange rate, the risk that sales of our newly introduced products may not restore profitability to our U.S. IOL product line; the risk that efforts to develop new products, such as accommodating lenses, may not be successful; the broad discretion of regulators in approving medical devices in our major markets;the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Use of Non-GAAP Information

This press release presents selected items from the Company's Condensed Consolidated Statement of Cash Flows and Condensed Consolidated Statement of Operations as reported in accordance with U.S. generally accepted accounting principles ("GAAP"), and also on a non-GAAP basis after excluding certain non-recurring expenses, and excluding changes in currency. None of these measures are a substitute for measures determined in accordance with GAAP, and may not be comparable to the same measures as reported by other companies.

Adjusted cash used in operating activities.  When reviewing financial information to assess the effectiveness of initiatives to improve cash flow, management may eliminate the effect of significant non-recurring expenses in order to discern underlying trends. In the second quarter of 2010, the Company's use of cash from operations was significantly affected by a non-recurring payment of $4 million to settle outstanding litigation.  Because the effect of this large and non-recurring outlay could overwhelm the effect of meaningful trends in the Company's business performance, management has evaluated its cash flow trends excluding this non-recurring item. The Company believes that this non-GAAP measure is also helpful to investors in discerning underlying trends. The table below entitled “Adjusted cash used in operating activities” shows the effects of the excluded non-recurring item.

Sales in constant currency.The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The tables below entitled “Sales in Constant Currency” show sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

Adjusted operating expenses, adjusted operating loss and adjusted loss from continuing operations.  When reviewing financial information to assess the effectiveness of initiatives to improve profitability, management may eliminate the effect of significant non-recurring expenses in order to discern underlying trends. In the second quarter of 2010, the Company's operating expenses and operating loss were significantly affected by a  non-recurring executive severance charge of approximately $700,000, and its loss from continuing operations was significantly affected by that charge as well as a $267,000 non-cash charge from early extinguishment of a note payable .  Because the effect of these large and non-recurring expenses could overwhelm the effect of meaningful trends in the Company's business performance, management has evaluated its operating expenses and operating loss excluding the severance charge, and evaluated its loss from continuing operations excluding the severance charge and the charge from early extinguishment of the note payable.  The Company believes that these non-GAAP measures are also helpful to investors in discerning underlying trends. The tables below entiled “Adjusted operating expenses,”“Adjusted operating loss” and “adjusted loss from continuing operations” show the effects of the excluded non-recurring items.

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended						Six Months Ended
	% of	July 2,	% of	July 3,	Change		% of	July 2,	% of	July 3,	Change
	Sales	2010	Sales	2009**	Amount	%	Sales	2010	Sales	2009**	Amount	%

Net sales	100.0%	$13,639	100.0%	$13,158	$481	3.7%	100.0%	$27,417	100.0%	$25,316	$2,101	8.3%

Cost of sales	36.4%	4,960	39.4%	5,187	(227)	-4.4%	36.1%	9,909	38.3%	9,690	219	2.3%

Gross profit	63.6%	8,679	60.6%	7,971	708	8.9%	63.9%	17,508	61.7%	15,626	1,882	12.0%

Selling, general and administrative expenses:
General and administrative	24.0%	3,268	29.0%	3,820	(552)	-14.5%	24.3%	6,657	32.0%	8,101	(1,444)	-17.8%
Marketing and selling	30.3%	4,134	28.3%	3,727	407	10.9%	29.1%	7,965	29.8%	7,552	413	5.5%
Research and development	10.1%	1,376	11.0%	1,441	(65)	-4.5%	10.6%	2,909	11.3%	2,853	56	2.0%
Other operating expenses	5.1%	700	0.0%	-	700	100.0%	2.5%	700		-	700	100.0%

Total selling, general and administrative expenses	69.5%	9,478	68.3%	8,988	490	5.5%	66.5%	18,231	73.1%	18,506	(275)	-1.5%

Operating loss	-5.9%	(799)	-7.7%	(1,017)	218	-21.4%	-2.6%	(723)	-11.4%	(2,880)	2,157	-74.9%

Other income (expense):
Interest income	0.0%	13	0.0%	4	9	225.0%	0.0%	14	0.0%	7	7	100.0%
Interest expense	-1.6%	(224)	-3.0%	(396)	172	-43.4%	-2.3%	(630)	-2.5%	(626)	(4)	0.6%
Gain (loss) on foreign currency	-2.9%	(389)	1.6%	214	(603)	-281.8%	-1.6%	(439)	0.6%	146	(585)	-400.7%
Loss on early extinguishment of note payable	-2.0%	(267)	0.0%	-	(267)	100.0%	-1.0%	(267)	0.0%	-	(267)	100.0%
Other income (expense), net	-0.2%	(53)	0.8%	104	(157)	-151.0%	0.0%	(12)	0.7%	159	(171)	-107.5%
Other expense, net	-6.7%	(920)	-0.6%	(74)	(846)	1143.2%	-4.9%	(1,334)	-1.2%	(314)	(1,020)	324.8%

Loss before provision (benefit) for income taxes	-12.6%	(1,719)	-8.3%	(1,091)	(628)	57.6%	-7.5%	(2,057)	-12.6%	(3,194)	1,137	-35.6%

Provision (benefit) for income taxes	-0.7%	(91)	2.1%	278	(369)	-132.7%	0.8%	207	1.6%	404	(197)	-48.8%

Loss from continuing operations	-11.9%	(1,628)	-10.4%	(1,369)	(259)	18.9%	-8.3%	(2,264)	-14.2%	(3,598)	1,334	-37.1%

Income from discontinued operations, net of income taxes	0.0%	-	2.1%	281	(281)	-100.0%	15.2%	4,166	3.3%	848	3,318	391.3%

Net income (loss)	-11.9%	$(1,628)	-8.3%	$(1,088)	$(540)	49.6%	6.9%	$1,902	-10.9%	$(2,750)	$4,652	-169.2%

Loss per share from continuing operations:
Basic and diluted		$(0.05)		$(0.04)				$(0.07)		$(0.12)

Income per share from discontinued operations:
Basic and diluted		$-		$0.01				$0.12		$0.03

Income (loss) per share:
Basic and diluted		$(0.05)		$(0.04)				$0.05		$(0.09)

Weighted average shares outstanding:
Basic and diluted		34,790		30,911				34,770		30,276

**Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended						Six Months Ended
		July 2,		July 3,	%		July 2,		July 3,	%
Geographic Sales		2010		2009**	Change		2010		2009**	Change
United States	27.9%	$3,810	31.3%	$4,116	-7.4%	28.6%	$7,832	32.8%	$8,312	-5.8%

Japan	28.9%	3,940	29.3%	3,857	2.2%	29.0%	7,972	29.8%	7,556	5.5%
Korea	8.5%	1,161	12.3%	1,614	-28.1%	9.7%	2,647	10.3%	2,600	1.8%
Other	34.7%	4,728	27.1%	3,571	32.4%	32.7%	8,966	27.1%	6,848	30.9%
Total International Sales	72.1%	9,829	68.7%	9,042	8.7%	71.4%	19,585	67.2%	17,004	15.2%

Total Sales	100.0%	$13,639	100.0%	$13,158	3.7%	100.0%	$27,417	100.0%	$25,316	8.3%

Product Sales
Core products
IOLs	51.4%	$7,006	50.9%	$6,691	4.7%	50.6%	$13,883	50.9%	$12,895	7.7%
ICLs	43.0%	5,864	40.9%	5,384	8.9%	42.8%	11,724	40.6%	10,270	14.2%
Total core products	94.4%	12,870	91.8%	12,075	6.6%	93.4%	25,607	91.5%	23,165	10.5%
Non-core products
Other	5.6%	769	8.2%	1,083	-29.0%	6.6%	1,810	8.5%	2,151	-15.9%
Total Sales	100.0%	$13,639	100.0%	$13,158	3.7%	100.0%	$27,417	100.0%	$25,316	8.3%

**Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	July 2,	January 1,
	2010	2010

Current assets:
Cash and cash equivalents	$7,896	$6,330
Restricted cash	136	7,396
Accounts receivable trade, net	6,816	9,269
Inventories, net	10,916	14,820
Prepaids, deposits, and other current assets	1,816	2,591
Total current assets	27,580	40,406
Property, plant, and equipment, net	3,318	5,005
Intangible assets, net	3,890	4,148
Goodwill	1,474	7,879
Deferred income taxes	104	104
Other assets	1,172	1,139
Total assets	$37,538	$58,681

Current liabilities:
Line of credit	$2,280	$2,160
Accounts payable	3,013	7,416
Deferred income taxes	360	360
Obligations under capital leases	444	795
Accrued legal judgments	-	4,000
Note payable, net of discount	-	4,503
Other current liabilities	6,196	7,706
Total current liabilities	12,293	26,940
Obligations under capital leases	687	1,098
Deferred income taxes	218	653
Pension obligation	2,240	2,035
Other long-term liabilities	238	101
Total liabilities	15,676	30,827

Series A redeemable convertible preferred stock	-	6,784

Stockholders' equity:
Common stock	348	348
Additional paid-in capital	150,375	149,559
Accumulated other comprehensive income	1,328	3,254
Accumulated deficit	(130,189)	(132,091)
Total stockholders' equity	21,862	21,070
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$37,538	$58,681

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Six Months Ended		Three Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,902	$(2,750)	$(1,628)	$(1,088)
Income from discontinued operations	(4,166)	(848)	-	(281)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	821	1,003	379	505
Amortization of intangibles	399	390	199	193
Amortization of discount	236	152	111	84
Loss on early extinguishment of note payable	267	-	267	-
Fair value adjustment of warrant	137	8	112	58
Loss on disposal of property and equipment	2	37	2	42
Stock-based compensation expense	649	884	338	289
Change in pension liability	157	106	64	42
Other	112	112	17	109
Changes in working capital:
Accounts receivable	1,040	(372)	159	(1,407)
Inventories	777	765	360	739
Prepaids, deposits and other current assets	272	546	677	439
Accounts payable	(1,731)	(464)	(305)	(216)
Other current liabilities	(5,338)	(115)	(4,450)	228
Net cash provided by (used in) operating activities of discontinued operations	(635)	384	-	550
Net cash used in operating activities	(5,099)	(162)	(3,698)	286

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	11,824	-	(227)	-
Decrease (increase) in restricted cash	7,337	(7,341)	7,337	(7,341)
Deposit to restricted escrow account	(136)	-	-	-
Acquisition of property and equipment	(202)	(232)	(96)	(96)
Proceeds from sale of property and equipment	-	18	-	1
Net change in other assets	5	5	7	29
Net cash provided by (used in) investing activities of discontinued operations	(50)	39	-	36
Net cash provided by (used in) investing activities	18,778	(7,511)	7,021	(7,371)

Cash flows from financing activities:
Repayment of notes payable	(5,000)	-	(5,000)	-
Redemption of Series A preferred stock	(6,800)	-	(6,800)	-
Net proceeds from public sale of equity securities	-	8,548	-	8,548
Repayment of capital lease lines of credit	(495)	(502)	(219)	(249)
Borrowings under line of credit	-	630	-	630
Proceeds from exercise of stock options	140	-	140	-
Net cash used in financing activities of discontinued operations	(50)	(57)	-	(28)
Net cash provided by (used in) financing activities	(12,205)	8,619	(11,879)	8,901

Effect of exchange rate changes on cash and cash equivalents	92	(184)	178	216

Increase (decrease) in cash and cash equivalents	1,566	762	(8,378)	2,032
Cash and cash equivalents, at beginning of the period	6,330	4,992	16,274	3,722
Cash and cash equivalents, at end of the period	$7,896	$5,754	$7,896	$5,754

STAAR Surgical Company
GAAP Reconciliation Tables
(in 000's)
Unaudited

	Three Months Ended
	July 2,	July 3,
	2010	2009	$ Change	% Change
Adjusted cash used in operating activities
Net cash provided by (used in) operating activities - as reported	$(3,698)	$286	$(3,984)	-1393.0%
Legal settlement payment	(4,000)	-	$(4,000)	100.0%
Adjusted net cash provided by operating activities	$302	$286	$16	5.6%

					Q2 2010 vs. Q2 2009
	Three Months Ended 7/2/2010				As Reported		Ex-Currency
Sales in constant currency	As Reported	Effect of Currency	Ex-Currency	Three Months Ended 7/3/2009**	$ Change	% Change	$ Change	% Change
US	$3,810	$-	$3,810	4,116	(306)	-7%	(306)	-7%
International	9,829	258	9,571	9,042	787	9%	529	6%
Total	13,639	258	13,381	13,158	481	4%	223	2%

	Six Months Ended 7/2/2010				As Reported		Ex-Currency
Sales in constant currency	As Reported	Effect of Currency	Ex-Currency	Six Months Ended 7/3/2009**	$ Change	% Change	$ Change	% Change
US	$7,832	$-	$7,832	8,312	(480)	-6%	(480)	-6%
International	19,585	487	19,098	17,004	2,581	15%	2,094	12%
Total	$27,417	$487	$26,930	25,316	2,101	8%	1,614	6%

**Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

	Three Months Ended				Six Months Ended
	July 2,	July 3,			July 2,	July 3,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Adjusted operating expenses
Total operating expenses as reported	$9,478	$8,988	490	5.5%	$18,231	$18,506	$(275)	-1.5%
Executive severance charge	700	-	700	100.0%	700	-	$700	100.0%
Adjusted total operating expenses without severance	$8,778	$8,988	(210)	-2.3%	$17,531	$18,506	$(975)	-5.3%

	Three Months Ended				Six Months Ended
	July 2,	July 3,			July 2,	July 3,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Adjusted operating loss
Total operating loss as reported	$(799)	$(1,017)	218	-21.4%	$(723)	$(2,880)	$2,157	-74.9%
Executive severance charge	700	-	700	100.0%	700	-	$700	100.0%
Adjusted operating loss without severance	$(99)	$(1,017)	918	-90.3%	$(23)	$(2,880)	$2,857	-99.2%

	Three Months Ended				Six Months Ended
	July 2,	July 3,			July 2,	July 3,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Adjusted loss from continuing operations
Total loss from continuing operations as reported	$(1,628)	$(1,369)	(259)	18.9%	$(2,264)	$(3,598)	$1,334	-37.1%
Executive severance charge	(700)	-	(700)	100.0%	(700)	-	$(700)	100.0%
Loss on early extinguishment of note payable	(267)	-	(267)	100.0%	(267)	-	$(267)	100.0%
Adjusted loss from continuing operations without severance and loss on early extinguishment of note payable	$(661)	$(1,369)	708	-51.7%	$(1,297)	$(3,598)	$2,301	-64.0%

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-896-6820	Christopher Gale, 646-201-5431
Douglas Sherk, 415-896-6820